Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A PARTICIPATING CUMULATIVE PREFERRED STOCK

OF

C&J ENERGY SERVICES, INC.

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

C&J Energy Services, Inc., a Delaware corporation (the “Company”), certifies as follows:

1.    Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) and the authority granted in the Amended and Restated Certificate of Incorporation (as amended, the “Charter”) of the Company, the Board of Directors of the Company, by resolutions duly adopted, authorized the issuance of 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company designated as Series A Participating Cumulative Preferred Stock (the “Series A Preferred Stock”).

2.    Pursuant to the provisions of Section 151(g) of the DGCL, the Board of Directors of the Company adopted the following resolutions:

RESOLVED FURTHER, that none of the authorized shares of preferred stock, par value $0.01, of the Company designated as Series A Preferred Stock, are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued subject to the certificate of designations therefor;

RESOLVED FURTHER, that the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Delaware a certificate (the “Certificate of Elimination”) containing these resolutions, with the effect under the General Corporation Law of the State of Delaware of eliminating from the Company’s Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designations of Series A Preferred Stock filed with the Secretary of State of the State of Delaware on January 6, 2017; and

RESOLVED FURTHER, that the Authorized Officers are, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Elimination and such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the General Corporation Law of the State of Delaware.

3.    Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Series A Preferred Stock in the Charter are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this 7th day of November, 2017.

C&J ENERGY SERVICES, INC.

/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President, General Counsel, Chief Risk and Compliance Officer and Corporate Secretary